Exhibit 4.1

                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

      This Software License and Distribution Agreement (this "Agreement") is entered into as of June 30, 2005 (the "Effective Date") by and between Computer Associates International, Inc., a Delaware corporation having a place of business at One Computer Associates Plaza, Islandia, NY 11749 ("CA") and CaminoSoft Corporation, a California corporation having a place of business at 600 Hampshire Blvd., Suite 105, Westlake Village, CA 91361 ("Supplier").

      Whereas, CA wishes to acquire rights to use, market and distribute certain computer software programs and documentation owned by Supplier (as more fully defined and described below, the "Product"); and

      Whereas, Supplier is willing to grant such rights and licenses and to perform duties with respect to the Product and CA is willing to accept such licenses on the terms and conditions of this Agreement.

      Now Therefore, the parties intending to be legally bound agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      The following capitalized terms shall have the meaning set forth below for purposes of this Agreement:

      "CA" means Computer Associates International, Inc. and any corporation which is now or hereafter owned or controlled, directly or indirectly, by Computer Associates International, Inc.

      "Customer" means a customer who orders Product from CA or a Distributor for end use and not for redistribution.

      "Development Project" means the development project to be completed by Supplier, which is described in Exhibit A, under the heading: "Functional Specification".

      "Distributor" means a company that is authorized by CA or a Distributor to market, supply, license or distribute the Product pursuant to a written distribution agreement.

      "Documentation" shall mean technical documents provided by the Supplier generally to its licensees and/or accompanying the Product including functional specifications and usage instructions.

      "Eligible Amounts" shall mean the aggregate license and maintenance fees received by CA during each calendar quarter pursuant to license agreements respecting the Product but shall not include amounts collected by CA for consulting fees, taxes, handling charges, VAT, sales of reference materials and


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

supplies or licenses to other computer software programs licensed with such Product. In the case of amounts CA collects from Distributors who are unaffiliated, the "Eligible Amounts" will be net of commissions paid by CA or retained by such Distributors. With respect to transactions denominated in currencies other than United States Dollars, the foreign currency amount will be converted into US Dollars in accordance with CA's generally accepted accounting practices before determining the resulting Eligible Amounts. If the Product is licensed with other hardware or software products priced together (a "Bundled Product Sale"), then the Eligible Amount arising from such Bundled Product Sale will be the pro rata amount attributable to the Product, with such allocation being based on CA's standard list price license fees for the products included in the Bundled Product Sale; provided that the amount attributable to the Product in any such Bundled Product Sale may not be discounted below list price more than CA products or services included in such Bundled Sale CA's list pricing for the Product is set forth in Exhibit B.

      "Functional Specification" means the specifications for the Product set forth at Exhibit A.

      "Product" means the software program(s) set forth in Exhibit A in object code only together with associated technical manuals and other documentation ("Documentation") and all enhancements, updates, fixes, patches, maintenance releases, new releases, translations and modifications thereof developed and made generally available by Supplier during the Term of this Agreement.

      "Territory" means worldwide.

      "Term" means the period set forth in Section 10 of this Agreement.

                                   ARTICLE II

                        APPOINTMENT AND GRANT OF LICENSES

      2.1 Supplier appoints CA as a non-exclusive distributor with rights to use, market, distribute and sublicense the Product in the Territory pursuant to the licenses set forth in Section 2.2 below and in accordance with the other terms and conditions of this Agreement.

      2.2 Supplier hereby grants to CA world-wide, non-exclusive licenses:

            (a) to use the Product for its own internal use, product support and for demonstration purposes free of all license fees;

            (b) to market, distribute and sublicense the Product as a stand alone product or bundled, embedded or integrated with other products, in the Territory directly, and indirectly through Distributors, to Customers subject to CA's license agreements in consideration for royalties paid to Supplier as set forth below;

            (c) sublicense the Product directly or indirectly through Distributors to potential Customers for evaluation purposes without payment of royalty hereunder and pursuant to a trial or evaluation license agreement; and/or

            (d) to manufacture object code versions of the Product for internal use, marketing and distribution to Distributors and Customers.

      2.3 Upon completion of the Development Project, Supplier agrees to provide CA with at least one copy of the object code version of the Product (including a comprehensive set of technical documentation) for CA's evaluation and acceptance testing purposes to determine that the Product complies with the Functional Specification and can be remarketed by CA in accordance with CA's quality standards. CA shall undertake appropriate testing and evaluation for acceptance at CA's facilities or such other location(s) acceptable to both parties. In the event that CA determines that the Product does not meet the Functional Specifications or CA's quality standards, then Supplier shall promptly provide CA with any modifications, new releases, fixes, patches or updates to ensure that the Product meets the Functional Specifications and such quality standards. CA will notify Supplier in writing of its acceptance of the Product and the work product of the Development Project. In the event that CA does not accept the Product after CA and Supplier have expended all commercially reasonable efforts, then this Agreement shall automatically terminate and the parties will have no further obligations to one another except as specifically provided by this Agreement. In the event that Supplier fails to provide such modifications, new releases or updates in a timely fashion, CA may terminate this Agreement upon written notice without any further obligation to Supplier.

      2.4 During the Term, Supplier shall continuously enhance and update the Product to ensure that the Product supplied to CA will include: (i) all new releases and functionality made available to Supplier's other distributors or direct customers of the Product including any integrations to complementary software programs; (ii) any substantially similar software product marketed by Supplier during the Term; and (iii) all modifications necessary to support new versions of the hardware and software operating environments on which the Product is marketed.

      2.5 Ownership of the Product shall remain vested in Supplier or its licensors. Nothing in this Agreement shall be construed as transferring ownership of any intellectual property rights of Supplier in the Product to CA. CA may merge or combine the Product with other software programs provided always that the copyright in the Product or any portions thereof included in such derivative software remains vested in Supplier and all copyright and all other intellectual property rights in the Product shall remain vested in Supplier. CA will not copy, reverse engineer or decompile the Product except as specifically permitted under this Agreement. CA will not create any copyrightable derivative works of the Product and waives all rights it may acquire in any such works.

      2.6 Supplier grants CA and its Distributors a royalty free license to use in conjunction with the marketing of the Product under this Agreement any trademarks or trade names used by the Supplier to identify the Product, subject to Supplier's reasonable advance notice and consent, which will not be unreasonably withheld. No right to use any CA trademark or trade name is granted by CA hereunder.

      2.7 Each party acknowledges that during the Term the other party may disclose confidential and proprietary business or technical information concerning the subject matter hereof. The receiving party agrees to hold such information in confidence and employ reasonable precautions, at least as protective as the precautions it uses to protect its own information, to protect the disclosing party's confidential information from unauthorized copying, use or disclosure. "Confidential information" subject to these provisions shall not include information which the receiving party can establish (a) was known to the receiving party prior to disclosure hereunder without an obligation of confidentiality; (b) was obtained by the receiving party from a third party having the right to disclose it; (c) was or became generally available to the public without violation of this Agreement; (d) was disclosed with the written authorization of the disclosing party; or (e) was developed by the receiving party independent of any reference to the information and independent of the participation of any person who had access to the information.

      2.8 Each party agrees to appoint a relationship manager for the duration of the term of this Agreement. The relationship manager's responsibilities will include, but not be limited to: planning, scheduling, monitoring, evaluation, generation of requirements and specifications, coordination of engineering, marketing, sales and customer support activities, and resolution of differences before they rise to the level of disputes.

                                  ARTICLE III

                           SUPPLIER'S RESPONSIBILITIES

      3.1 Supplier shall provide CA and its Distributors, at no charge, with a reasonable number of copies of all marketing collateral and related information regarding the Product upon request.

      3.2 Supplier shall provide to CA (a) technical training relating to installation and system administration of the Product and (b) the number of days of on-site training and support set forth on Exhibit B at times mutually acceptable to both parties. Such training and consulting shall be without charge to CA and shall be provided at CA's offices unless otherwise agreed by the parties in writing. In addition, Supplier shall make available one qualified engineer available to provide telephone support to CA during normal business hours until completion of the acceptance testing as set forth above in Article 2.

      3.3 Supplier shall supply to CA promptly upon request, a golden master of the Product in form sufficient to permit CA to reproduce the Product for distribution hereunder. From time to time thereafter, Supplier will provide CA with updated versions of such golden master containing new releases and other modifications to ensure that CA is distributing the most current version of the Product.

      3.4 Supplier will notify CA in advance in writing of any plans to produce new, enhanced or modified versions of the Product or any replacements to the Product. Supplier agrees to offer to make all such new, enhanced, modified or replacement version of the Product available to CA subject to the provisions of this Agreement when the same are first made generally available to other distributors or licensees of the Product.

      3.5 Supplier shall provide CA with a reasonable number of copies of the Documentation for the Product at no additional charge to enable CA to fulfill its obligations under the Agreement.

                                   ARTICLE IV

                               CA RESPONSIBILITIES

      4.1 CA will use commercially reasonable efforts to market, sell and support the Product. CA will obtain a license agreement or distribution agreement from its Customers and Distributors, as applicable, prior to the supply of Product to such parties.

      4.2 CA will provide first level support for the Product and will refer second level requests for support to Supplier as set forth below in Section 6.

      4.3 CA will make no representations or warranties to Distributors or Customers regarding the functionality of the Product that are inconsistent with the Documentation.

      4.4 CA's licenses to Customers and Distributors will be no less protective than the CA End User License Agreement attached hereto as Exhibit C.

                                   ARTICLE V

                             INVOICING AND PAYMENTS

      5.1 As the sole consideration payable by CA for the licenses and rights granted hereunder, CA shall pay Supplier royalties as set forth in Exhibit B for copies of the Product licensed by CA or its Distributors to Customers. Notwithstanding the foregoing, no moneys shall be payable for evaluation copies, support or marketing copies or for replacement of defective copies. Charges for maintenance are included in such royalties.

      5.2 CA has license agreements with certain entities ("Entities") which are entitled to receive CA software Product under licenses without the payment of additional compensation therefor. CA shall not be required to pay Supplier any royalties related to such license agreements existing as of the date hereof provided CA is receiving no additional license fees from such agreements. The number of Entities covered under this section shall not exceed five (5). CA represents to Supplier that such Entities are not primarily engaged as distributors, but Supplier acknowledges that CA software products may be installed and operated by such Entities on behalf of end users in an outsourcing context. In the event that Supplier's support obligations related to these pre-existing licenses become unreasonably burdensome relative to Supplier's royalty revenue, the parties will negotiate a reasonable support payment to be paid to Supplier for such services. In the event that the parties cannot, in good faith, reach agreement on such support payment, Supplier may terminate this Agreement and CA shall have one hundred eighty (180) days to wind down active sales opportunities in its sales pipeline. Additionally, during such 180-day period, CA shall be free to accept and fulfill any new orders for the Product that are placed by such Entities.

      5.3 CA shall report Eligible Amounts received from the licensing and distribution of the Product to Customers within 30 days of the end of each calendar quarter. CA shall include royalty payments with respect to Eligible Amounts received during such prior quarter together with its quarterly revenue report.


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

      5.4 CA shall maintain complete and accurate records of Product licensing activities and license fees obtained therefrom. Not more frequently than once per year during the Term, Supplier shall have the right to request an audit by an independent accounting firm, at Supplier's expense and during normal business hours, of CA's records solely to determine quantities of Product licensed and verify related royalty records, subject to reasonable prior written notice.

      5.5 Within five (5) days of the Effective Date, CA agrees to remit to Supplier the non-refundable sum of two hundred and fifty thousand dollars ($250,000) in consideration of its impending performance of the Development Project.

                                   ARTICLE VI

                               SUPPORT AND UPDATES

      6.1 CA will provide first level support services for the Product to Customers and Distributors. Customers and Distributors may not contact Supplier directly for support. CA will complete Supplier's training on the Product in accordance with Section 3.2..

      6.2 Supplier agrees to supply CA with second level support in accordance with the terms of Exhibit D.

      6.3 Supplier shall provide CA with one copy of the most current copy of all materials necessary to provide support for the Product. Such materials shall include, without limitation, the object code, necessary Documentation and listings, known error information, amendments and modifications thereto and Documentation and test tools for performing support services. The above materials shall be provided to CA within 30 days of the Effective Date and shall be periodically updated during the Term to ensure the currency of materials.

      6.4 Supplier shall use its best efforts to correct any reported faults in the Product which cause it not to operate substantially in accordance with the Functional Specification ("Errors"). Supplier shall use its best efforts to provide work-arounds to minimize the effects of any Errors until a fix can be provided.

                                  ARTICLE VII

                                     ESCROW

      The parties shall enter into the source code escrow agreement with Iron Mountain Intellectual Property Management, Inc. ("Escrow Agent") in the form attached hereto as Exhibit E upon CA's acceptance of the Product as provided in
Section 2.3. Supplier agrees to deposit the source code for the Product into an escrow account with Escrow Agent. Supplier shall include in the deposit sufficient technical specifications and supporting documentation necessary to enable an independent, competent computer programmer to understand, maintain, modify, and enhance the Product. Supplier shall make the initial deposit of materials thereunder, no later than thirty (30) days after the Effective Date. Supplier shall thereafter promptly add to the escrow account the source code for any major function releases of the Product and any updates, enhancements, patches, and fixes for the Product. Such escrow agreement shall provide that CA has the right to withdraw the source code upon the occurrence of any of the following events during the Term of this Agreement and for so long afterward as support and maintenance obligations exist with regard to any Customer (each a "Release Event"): (i) any material breach by Supplier of its support and maintenance obligations hereunder and the expiration of any applicable cure period; (ii) Supplier, whether directly or through a successor or affiliate, ceases to be in business; or (iii) Supplier is the subject of any of the following that is not dismissed within 90 days (A) any bankruptcy, insolvency, or similar proceeding, (B) any assignment by Supplier for the benefit of creditors or (C) any other proceeding involving insolvency or protection of or from creditors. CA is granted a license, effective upon a Release Event, (i) for a term not to exceed the Term of the Agreement, or the next anniversary of the Agreement if it has been renewed, to use the source code for the purposes specified in Section 2 of this Agreement, and (ii) for the duration of any Preexisting Support Obligation, as defined in Section 10.3. During the effectiveness of any such source code license CA will continue paying royalties to Supplier in consideration of its continuing support obligation. CA will pay the fees of the Escrow Agent.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

      8.1 Supplier represents and warrants that it has the right to grant the licenses and rights granted in this Agreement and that it is under no obligation or restriction, nor will it assume any obligation or restriction, which would in any way interfere with, be inconsistent with or present a conflict of interest concerning Supplier's obligations under this Agreement.

      8.2 Supplier represents and warrants that, to the best of it's knowledge, the Product does not infringe any intellectual property rights under any patent, copyright or trademark or other intellectual property right in the Territory and the exercise by CA and its Distributors of the rights granted under this Agreement shall not infringe any patent, copyright, trademark or other intellectual property right of any third party. SUPPLIER FURTHER REPRESENTS AND WARRANTS THAT EXCEPT AS DISCLOSED ON THE ATTACHED EXHIBIT F, THE PRODUCT IS ORIGINAL WORK OF SUPPLIER, DOES NOT INCORPORATE ANY THIRD PARTY PRODUCT OR CODE, INCLUDING, BUT NOT LIMITED TO, ANY SO CALLED "FREEWARE" OR "OPEN SOURCE" OR SOURCE CODE SUBJECT TO THE GENERAL PUBLIC LICENSE OR LESSER GENERAL PUBLIC LICENSE OR ANY SIMILAR LICENSE, AND SUPPLIER IS UNDER NO ROYALTY OBLIGATION TO ANY THIRD PARTY RELATING TO THE PRODUCT OR CA'S EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT.

      8.3 Supplier represents and warrants that the Product (including all new releases and updates thereto) will operate substantially in accordance with its Functional Specification. Should the Product not operate in accordance with its Functional Specification then Supplier shall use its best efforts to ensure that it does so in as short a time as is possible. Supplier shall not include any authorizations strings, "time bombs", license managers or other similar devices in the Product except as specified in Appendix One to Exhibit A.

      8.4 Supplier represents and warrants that it has or will obtain appropriate insurance coverage in accordance with generally accepted commercial practices, covering risk, such loss due to errors or omissions in the Product, as well as general liability. Supplier agrees to notify CA of any significant changes in such policy and agrees to provide to CA, upon CA's request, copies of the relevant certificates of insurance pertaining to such insurance.

      8.5 Supplier represents and warrants that the U.S. Department of Commerce Export Classification for the Product as of the date hereof is set forth on Exhibit A. Supplier shall notify CA promptly of any changes to such Classifications during the Term. Supplier shall cooperate with CA to provide CA with all reasonable information covering export classification of the Product as necessary to enable CA to comply with applicable import or export laws and regulations.

                                   ARTICLE IX

                                    INDEMNITY

      9.1 Supplier shall fully indemnify CA and its Distributors against any and all loss, costs, expenses and liability in connection with, and defend CA and its Distributors against any claims (i) that the Product infringes any copyright, patents, trademarks, trade secrets or other intellectual property right of third parties; (ii) which result from a breach of this Agreement, including without limitation, the warranties set forth above in Section 8; or
(iii) which is based on a failure of Supplier to perform its maintenance and support obligations set forth herein; provided that:

            (a) Supplier is given prompt written notice of such claim and its details by CA; provided, that if CA fails to give such prompt notice, Supplier will still be obligated to indemnify hereunder unless Supplier can demonstrate by reasonably satisfactory evidence that defense of the claim has been materially prejudiced by such delay;

            (b) Supplier may, upon CA's written consent (which shall not be unreasonably withheld) have the opportunity of sole conduct and control of the claim's settlement or compromise, provided, that if such settlement requires payment of money or any other action or omission by CA, CA's prior consent will be requested before settlement which consent will not be unreasonable withheld;

            (c) CA shall give Supplier all reasonable assistance in connection therewith at Supplier's expense; and

            (d) with respect to any infringement claim, such infringement was not caused by or contributed to by acts of CA or its Distributors other than use and distribution of the Product in accordance with this Agreement.

      9.2 Supplier shall also fully indemnify CA against any and all loss, costs, expenses and liability howsoever incurred in connection with any computer software virus introduced to CA or its Distributors or Customers via the Product.


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

                                   ARTICLE X

                              TERM AND TERMINATION

      10.1 This Agreement shall commence upon its execution and shall continue for a period of three years and shall thereafter automatically renew for additional one year periods unless either party notifies the other of its intention to terminate the Agreement at least 90 days prior to any anniversary date. This Agreement may be terminated prior to the end of the above term as follows:

            (a) By CA without cause by giving at least 30 days notice or immediately in the event the Product fails initial acceptance testing as set forth above;

            (b) At any time by mutual written agreement of the parties;

            (c) By either party if the other party commits any material breach of its obligations hereunder and fails within 15 days of written notice to cure the same. Any such termination shall be without prejudice to any other rights which may have accrued to it hereunder; or

            (d) By either party immediately by written notice if the other party files a petition in bankruptcy, goes into liquidation, admits that it is insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy or receivership filed against it and such petition is not dismissed within 30 days following filing.

      10.2 In the event of any breach by Supplier as set forth in Sections 10.1
(c) or (d), CA shall be entitled to all rights and licenses granted to it under this Agreement, subject to CA or its Customers continuing to make payments in accordance with this Agreement, including, if it so elects, the right to make copies of the Product to fulfill orders for the remainder of the initial or renewal Term of this Agreement, as applicable, and the right to retain all copies of the Product including Documentation, in its possession for internal use as permitted hereunder.

      10.3 In the event of termination howsoever caused, Supplier shall, at CA's option, either (i) continue to provide CA and its Customers with support and updates for the Product for the longer of two years following termination of the Agreement or for the remaining period of support obligations of CA to its Customers to the extent such support obligations arose prior to such termination (the "Preexisting Support Obligations"), subject to CA or its Customers continuing to make payments in accordance with this Agreement (or the Customer's agreement with Supplier), or (ii) offer to provide support to all Customers in accordance with its then standard terms, conditions and prices for the longer of two years following termination of this Agreement or for the remaining period of Preexisting Support Obligations. In no event may the Preexisting Support Obligations exceed [three] years.

      10.4 Upon any termination of this Agreement, CA and its Distributors shall immediately cease marketing and selling the Product. All orders for the Product accepted by CA or its Distributors prior to the effective termination date may be honored, subject to payment of the royalties to Supplier. CA and its Distributors shall return or destroy all Confidential Information of Supplier in their possession, with the exception of information required to carry out support obligations that survive such termination.


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

      10.5 All licenses to use the Product properly granted by CA and Distributors to Customers hereunder shall survive termination or expiration of this Agreement.

      10.6 In addition to this Section 10, the obligations set forth in Sections 2.7, 8, 9, 11 and 12 shall survive termination of this Agreement and shall bind the parties and the legal representatives, successors, heirs and assigns.

                                   ARTICLE XI

                               LIMIT OF LIABILITY

      11.1 Except as set forth above in the Section of this Agreement titled "Indemnity", neither party shall in any circumstances be liable to the other party for any special, consequential or indirect loss, damage or injury, cost or expense howsoever arising and of whatsoever nature including (without limitation) loss of profit, loss of contracts, loss of operation time or loss of use of any equipment or process.

      11.2 EXCEPT IN THE EVENT OF BREACH OF THE CONFIDENTIALITY OBLIGATION SET FORTH IN SECTION 2.7, BREACH OF SUPPLIER'S ESCROW OBLIGATIONS UNDER SECTION 7, BREACH OF THE WARRANTIES SET FORTH IN SECTION 8.2, OR AS MAY ARISE IN CONNECTION WITH ITS OBLIGATIONS OF INDEMNIFICATION UNDER SECTION 9.1 (i) AND 9.1(ii), EACH PARTY'S ENTIRE LIABILITY TO THE OTHER (INCLUDING ITS DISTRIBUTORS AND CUSTOMERS) FOR ANY DAMAGE, LOSS OR EXPENSE BASED ON ANY CAUSE OF ACTION SHALL NOT EXCEED THE AGGREGATE AMOUNT CA HAS PAID SUPPLIER DURING THE 12 MONTHS PRIOR TO THE EVENT UPON WHICH SUCH CLAIM IS BASED.

                                  ARTICLE XII

                                     GENERAL

      12.1 All notices, consents and other communications required or permitted under this Agreement shall be in writing and sent by registered or certified mail, postage pre-paid, transmitted by facsimile transmission confirmed by mail as set forth above or sent by overnight courier (if delivery is confirmed by the courier) to the addresses indicated on the first page of this Agreement, or such other address as either party may indicate by at least 10 days prior notice to the other party.

      12.2 Both parties agree that the personnel of one party shall not for any purposes be considered employees or agents of the other party and that the parties shall be deemed independent contractors. Nothing in this Agreement shall be construed to constitute either party as an agent, partner or legal representative of the other party. Both parties assume full responsibility for the actions of its personnel while performing activities pursuant to this Agreement.


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

      12.3 The parties agree to keep the specific terms and conditions of this Agreement in confidence.

      12.4 Each party shall bear its own expenses in its performance under this Agreement and both parties shall comply with all applicable legal requirements in their performance of this Agreement.

      12.5 Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any direct or indirect assumption of control of a party, or substantially all (50% or more) of a party's assets, by any third party, shall be deemed an assignment and shall require such consent.

      12.6 If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.

      12.7 This Agreement shall be governed by the laws of the State of New York and in the event of any dispute the parties hereto submit to the jurisdiction of the State and Federal courts of New York, New York.

      12.8 This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all written communications, representations and arrangements whether written or oral (whether given or made before or after the date hereof). No alteration, modification, waiver or addition to this Agreement shall be valid unless made in writing and signed by both parties' duly authorized representatives.

COMPUTER ASSOCIATES INTERNATIONAL, INC.         SUPPLIER: CAMINOSOFT CORPORATION

By:                                             By:
   -----------------------------------             -----------------------------

Name:                                           Name:
     ---------------------------------               ---------------------------

Title:                                          Title:
      --------------------------------                --------------------------

          The remainder of this page has been left intentionally blank.


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

                                   EXHIBIT A

                               PRODUCT DESCRIPTION

      This Exhibit A supplements the Software License and Distribution Agreement between the parties. All Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

1.    PRODUCT.

      (A) PRODUCTS SUBJECT TO AGREEMENT (Include Operating Environments Supported and US Department of Commerce Export Classification for each of the Products)

Product                                              Applicability        Classification
---------------------------------------------    ---------------------    ---------------
Managed Server HSM Library Edition               Windows 2000/2003        4D003
Managed Client HSM for Windows XP                Windows XP               4D003
Managed Server HSM for Windows                   Windows 2000/2003        4D003
Managed Server HSM, Library Edition Support      Windows 2000/2003        4D003
Managed Client HSM for Windows XP Support        Windows XP               4D003
Managed Server HSM for Windows Support           Windows 2000/2003        4D003

      (B)   OPERATING ENVIRONMENTS SUPPORTED

      (C) US DEPARTMENT OF COMMERCE EXPORT CLASSIFICATION FOR (EACH OF) THE PRODUCT(S)

2.    FUNCTIONAL SPECIFICATION OF PRODUCT.

      As described in the Documentation and modified in accordance with the Development Project, which is attached to this Exhibit A as Appendix One hereto.


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

                            Appendix One to Exhibit A

      Supplier agrees to complete the following Development Project:

1) Re-branding the Product to a CA-branded name, as provided by CA, in the following areas:

Installation:

Splash screens
Contact Information
Product Name
Installation paths
Registry entries
Configuration/ini files
Module names that may reflect a product name
Program groups/entries
        (Start=>Programs=>Computer Associates=>BrightStor=>xxxxxxxxxx)
Click-on License agreement

UI:

Splash screens
Contact Information
Product Name
Messages
Log file entries
Icons that may have product name or acronym

Documentation/Help:

Artwork
Contact Information
Product Name
File names of the books, help files, etc.
Replace screen shots

Other:

Product Registration process/screens
Config files and parameters
Registry entries
Add/Remove Programs information
Environment variables
Windows Services entries and descriptions
Command Line Interface invocation program names
Database table names
System Tray icon and associated menu
Icons that may have product name or acronym

2) Replace the licensing mechanism to a CA license mechanism as directed by CA (ALP, RegisterIT, ...)

      Supplier agrees to complete the above Development Project within sixty
(60) days of the Effective Date.


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

                                   EXHIBIT B

                                COMMERCIAL TERMS

      This Exhibit B supplements the Software License and Distribution Agreement between the parties. All Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

1.    ROYALTIES FOR PRODUCT.

      CA shall pay a royalty equal to thirty percent (30 %) of the Eligible Amounts received by CA.

      CA shall make a prepayment towards royalty payments of five hundred thousand dollars ($500,000) within fifteen (15) days of CA's final acceptance of the Product as set forth in section 2.3 herein. Further, CA agrees to make a second prepayment of royalties of two hundred and fifty thousand dollars ($250,000) upon the first anniversary of the Effective Date (collectively known as the "Prepayment"). The Prepayment shall be applied towards the royalty payments as set forth above by CA deducting twenty-five percent (25%) from each payment of royalties due hereunder during the initial year of this Agreement, and fifty percent (50%) from each payment of royalties due hereunder every year thereafter the initial year until such time as the entire Prepayment has been repaid in full.

2.    TRAINING PROVIDED TO CA.

      Supplier shall provide CA with five (5) business days of technical training.

3.    CA Pricing

      Supplier's list pricing for the Product(s) is attached as Appendix 1 to Exhibit B.

      It is CA's intent to establish its list price for the product to be the same as the pricing set forth above. Should CA establish list pricing which differs from the above, CA shall provide Supplier with written notice of such pricing and opportunity to consent, which will not be unreasonably withheld..

4.    PRIMARY CA AND SUPPLIER POINTS OF CONTACT.

      A.    FOR TECHNICAL ISSUES

            CA:    Anders Lofgren
               ----------------------------
            Company:  Neil Murvin
                    -----------------------

      B.    FOR COMMERCIAL ISSUES

            CA:    George Cox
               ----------------------------
            Company:  Stephen Crosson
                    -----------------------


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

                             Appendix 1 to Exhibit B

See attached.

                                   EXHIBIT C

                     CA STANDARD END USER LICENSE AGREEMENT

See attached.

                                   EXHIBIT D

                      SUPPORT SERVICES TERMS AND CONDITIONS

      These Second Level Support Terms are an Exhibit to the Software License and Distribution Agreement between CA and Supplier. Capitalized terms used herein shall have the same meaning as set forth in the Agreement unless otherwise defined herein.

1.    DEFINITIONS.

      "Maintenance Releases" means product temporary fixes (PTFs), error corrections, work-arounds or other maintenance tapes and corrections made available by Supplier to its customers.

      "Updates" means new releases of the Product providing additional functionality

2. FIRST LEVEL SUPPORT. In the event CA elects to provide first level support for the Product, CA agrees to:

      A. Have at least one employee take appropriate post-sales technical training regarding the Product provided that Supplier offers such training at no charge to CA and have at least one support installation of the Product at a CA support center.

      B. Provide First Level Support with respect to the Product. Such First Level Support shall include call acceptance from the Customer with diagnosis of problems to determine if they relate to hardware, operating software or application software, whether provided by Supplier, CA or other parties. CA shall be responsible for investigating and collating all suspected errors in the Product reported by Customers and attempting to apply known PTFs or maintenance releases previously supplied by Supplier to CA. Any unresolved suspected errors relating to the Product may be referred by CA to Supplier for action under Second Level Support.

3.    SECOND LEVEL SUPPORT.

      A. Supplier shall provide Second Level Support to CA during the hours and substantially in accordance with the procedures described below which shall include problem diagnosis and error corrections or avoidance (work-arounds) with respect to suspected errors in the Product reported by CA Customers as set forth above. Such service shall also include provision of any Maintenance Releases and Updates for the Product made available by Supplier during the Term of the Agreement. Second Level Support shall also include response to general advice and guidance questions from supported Customers.

      B. Severity levels:

      (1) "Severity 1" means a suspected Product error that: (1) renders the Product inoperative; or (2) causes the Product to fail catastrophically (system down condition).

      (2) "Severity 2" means a suspected high impact Product error that materially restricts the use or performance of the Product.

      (3) "Severity 3" means a Product error that causes a minor impact on the use of the Product or a Documentation error.

      (4)   "Severity 4" means a question about Product use or implementation.

      C. Supplier shall respond to CA requests for Second Level Support by telephone, facsimile, on-line service (if available) or in writing to Distributor on a twenty-four hour/7 day per week basis (unless otherwise specifically agreed otherwise by the parties). Such Second Level Support service shall be comparable to the level of second level service offered by CA with respect to its own software programs. In connection with such service, Supplier shall use reasonable efforts to respond to CA requests for service within the following response times:

      (1)   Severity 1 -- 1 business hour

      (2)   Severity 2 -- 2 business hours

      (3)   Severity 3 -- 1 business day

      (4)   Severity 4 -- 2 business days

      D. If any corrections to Product is required by CA as part of Second Level Service, Supplier will also provide as applicable Maintenance Releases (or Updates as applicable) in appropriate format to CA for distribution to CA's Customers. Supplier will use reasonable efforts to provide corrections or work-arounds to all errors reported by CA in the following time periods:

      (1) Severity 1 -- work-around or fix restoring functionality of system (must be restored to Severity 2 or better level of functionality) within one business day and fix for error within 5 business days.

      (2) Severity 2 -- work-around or avoidance within 5 business days and fix within 10 business days.

      (3)   Severity 3 -- fix in next major release of the Product.

      (4) Severity 4 -- reply to the advice and guidance call within a reasonable period of time.

      E. In the event that CA needs to escalate the severity level of a problem or Supplier fails to respond or provide error correction or avoidance within the above time periods, CA may escalate the problem to Supplier's customer services (or engineering) manager or, if necessary, to Supplier's senior management.

      F. All Updates to the Product furnished by Supplier to CA shall be upwardly compatible with the prior release of the Product. CA shall have the right to distribute all Maintenance Releases and Updates to the Product provided by Supplier as part of Second Level Support to all Distributors and all supported CA Customers.

                                   EXHIBIT E

                                ESCROW AGREEMENT

                                 To be attached

                                   EXHIBIT F

                            LIST OF THIRD PARTY CODE

1.    Microsoft ODBC Jet driver for SQL queries.

2.    Microsoft Access policy files

3.    Microsoft Native Win32 APIs

4.    InstallShield Components

5.    Microsoft Visual Studio


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